FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

       Jones                        David                      A.
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       (Last)                      (First)                    (Middle)

       c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

       Madison                      Wisconsin                   53711
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

       Rayovac Corporation (ROV)

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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

       November/2000

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X ) Director
    (  ) 10% Owner
    (X ) Officer (give title below) ( ) Other (specify title below)
         Chief Executive Officer
         --------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X ) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

    Common Stock, par value $.01 per share

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2.  Transaction Date (Month/Day/Year)

    10/1/2000

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3.  Transaction Code (Instr. 8)

    A;V

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

    68,905 shares (A)

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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

    109,294

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

    101,799 shares (D); 7,495 shares (I)

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    See Footnote (1)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

    Employee Stock Option (Right to Buy)

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2.  Conversion or Exercise Price of Derivative Security

    $14.50

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3.  Transaction Date (Month/Day/Year)

    11/7/2000

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4.  Transaction Code (Instr. 8)

    A;V

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

    Granted option to purchase 50,000 shares of common stock (A)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

    See Footnote (2)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

    Common Stock; 50,000 shares

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

    50,000

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

    (D)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

    Not applicable.

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EXPLANATION OF RESPONSES:

(1) The reporting person holds 4,538 shares through the Rayovac 401(k) Retirement Savings Plan.

      2,957 shares represent the reporting person's proportional interest in the Thomas H. Lee Equity Fund III, L.P. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(2) The option vests and becomes exercisable in equal annual installments over a three-year period. The option expires on November 7, 2010.



 /s/ James T. Lucke, as attorney-in-fact                 November 16, 2000
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   **  SIGNATURE OF REPORTING PERSON                     DATE

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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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